December 24, 2003

Pharmaceutical Resources, Inc.
One Ram Ridge Road
Spring Valley, New York 10977

Ladies and Gentlemen:

      We have acted as your counsel in connection with the Registration Statement on Form S-3 (File No. 333-_______) (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of the resale of (i) $200,000,000 aggregate principal amount of 2.875% Senior Subordinated Convertible Notes due September 30, 2010 (the "Notes") issued by Pharmaceutical Resources, Inc., a Delaware corporation (the "Company"), under an Indenture (the "Indenture"), dated as of September 30, 2003, by and between the Company and American Stock Transfer & Trust Company, as trustee (the "Trustee"); and (ii) 2,253,200 shares of the Company's common stock, par value $0.01 per share, which may be issued upon conversion of the Notes (the "Shares").

      You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended, the Indenture, the Notes and the resolutions of the Company's Board of Directors that provide for the execution, delivery and performance of the Indenture and the issuance of the Notes and the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

      Our opinion set forth below in clause (i) is limited to the law of the State of New York and our opinion set forth below in clause (ii) is limited to the law of the State of Delaware.

      Based upon and subject to the foregoing, it is our opinion that (i) the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally and to general principles of equity (whether applied by a court of law or equity); and (ii) the Shares are duly authorized for issuance by the Company and, if and when issued and paid for in accordance with the Indenture upon conversion of the Notes as described in the prospectus included in the Registration Statement, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related prospectus under the caption "Legal Matters". In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement or prospectus within the meaning of the term "expert" as used in

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Pharmaceutical Resources, Inc.
December 24, 2003
Page 2


Section 11 of the 1933 Act or the rules and regulations promulgated thereunder.

                                         Yours truly,



                                         Kirkpatrick & Lockhart LLP

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